Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports First Quarter 2016 Earnings
Adjusted EPS of $1.29, up 16.5 percent from first quarter 2015

•	First quarter Adjusted EPS of $1.29 was above the company’s guidance of $1.15 to $1.25.

•	First quarter comparable sales increased 1.2 percent, driven by growth in both traffic and basket.

•	Comparable digital channel sales increased 23 percent, on top of 38 percent growth in first quarter 2015.

•	First quarter comparable sales in signature categories (Style, Baby, Kids and Wellness) grew more than three times as fast as the company average.

•	The first quarter marked Target’s sixth consecutive quarter of traffic growth, reflecting increases in both stores and digital channels.

•	Target returned $1.2 billion to shareholders in the first quarter through dividends and share repurchases.

MINNEAPOLIS (May 18, 2016) - Target Corporation (NYSE: TGT) today reported first quarter 2016 comparable sales growth of 1.2 percent, and adjusted earnings per share from continuing operations1 (Adjusted EPS) of $1.29, up 16.5 percent from $1.10 in 2015. First quarter GAAP earnings per share (EPS) from continuing operations were $1.02, compared with $1.01 in first quarter 2015. First quarter 2016 GAAP EPS from continuing operations reflects $261 million of pre-tax early debt retirement losses, costs related to the sale of the pharmacy and clinic businesses to CVS Health and the resolution of income tax matters. The attached tables provide a reconciliation of non-GAAP to GAAP measures for first quarter 2016. All earnings per share figures refer to diluted EPS.

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[1]Adjusted EPS, a non-GAAP financial measure, excludes losses on the early retirement of debt, charges and expenses related to the sale of the pharmacy and clinic businesses to CVS, and the impact of certain matters not related to the Company’s single segment, such as discontinued operations, data breach expenses, restructuring costs, and certain other expenses that are discretely managed. See the “Discontinued Operations” and “Miscellaneous” sections of this release, as well as the tables of this release, for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Announces First Quarter 2016 Earnings - Page 2 of 5
“We are pleased with our first quarter financial results, which demonstrate the effectiveness of our strategy in an increasingly volatile consumer environment,” said Brian Cornell, chairman and CEO of Target. “First quarter comparable sales in Signature Categories grew more than three times the Company average, digital comparable sales grew 23 percent, and strong execution by our team delivered stronger-than-expected growth in Adjusted EPS. With an outstanding team, a resilient business model and a strong balance sheet, we plan to successfully implement our long-term strategy, even in the face of a challenging short-term consumer landscape.”
Fiscal 2016 Earnings Guidance
While the Company’s view of second quarter results has been tempered by the recent slowdown in consumer trends, Target currently believes full-year adjusted EPS within its prior guidance range is achievable.
In second quarter 2016, Target expects comparable sales of flat to down two percent, and Adjusted EPS of $1.00 to $1.20. Second quarter GAAP EPS from continuing operations will include approximately $0.17 of expense related to early debt retirement losses, and also may include the impact of certain additional discrete items which will be excluded in calculating Adjusted EPS. In the past, these items have included data breach expenses, restructuring costs and certain other items that are discretely managed. Beyond losses related to the early debt retirement, Target is not currently aware of any other material discrete items.
Segment Results
First quarter 2016 sales decreased 5.4 percent to $16.2 billion from $17.1 billion last year, as a 1.2 percent increase in comparable sales was more than offset by the impact of the sale of the pharmacy and clinic businesses. Comparable digital channel sales grew 23 percent and contributed 0.6 percentage points to comparable sales growth. Segment earnings before interest expense and income taxes (EBIT) were $1,323 million in first quarter 2016, an increase of 4.9 percent from $1,261 million in 2015.
First quarter EBITDA and EBIT margin rates were 11.5 percent and 8.2 percent, respectively, compared with 10.5 percent and 7.4 percent, respectively, in 2015. First quarter gross margin rate was 30.9 percent, compared with 30.4 percent in 2015, reflecting the benefit of the sale of the Company’s pharmacy and clinic businesses, combined with the benefit of the

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Target Corporation Announces First Quarter 2016 Earnings - Page 3 of 5
Company’s cost savings initiatives, partially offset by investments in promotions. First quarter SG&A expense rate was 19.4 percent in 2016, compared with 19.9 percent in 2015, reflecting the benefit of the sale of the Company’s pharmacy and clinic businesses along with continued expense discipline across the organization.
Interest Expense and Taxes from Continuing Operations
The Company’s first quarter 2016 net interest expense was $415 million, compared with $155 million last year, driven by a $261 million charge related to the early retirement of debt. First quarter 2016 effective income tax rate from continuing operations was 31.6 percent, compared with 34.8 percent last year. The decrease was primarily due to the adoption of new accounting standards for employee share-based payments, which reduced the effective tax rate by approximately 1.9 percentage points, and losses related to the early retirement of debt.
Capital Returned to Shareholders
In first quarter 2016, the Company repurchased 11.4 million shares of common stock at an average price of $78.37, for a total investment of $893 million. The Company also paid dividends of $336 million. In total, the Company returned $1,229 million to shareholders in first quarter 2016, representing more than 200 percent of net income from continuing operations.
Since the beginning of the current $10 billion share repurchase program, the Company repurchased 106.0 million common shares at an average price of $70.51, for a total investment of approximately $7.5 billion.
For the trailing twelve months through first quarter 2016, after-tax return on invested capital (ROIC) was 16.0 percent, compared with 12.5 percent for the twelve months through first quarter 2015. Excluding the net gain on the sale of the pharmacy and clinic businesses, ROIC for the trailing twelve months through first quarter 2016 was 14.0 percent, reflecting higher profits on a stable base of invested capital. See the “Reconciliation of Non-GAAP Financial Measures” section of this release for additional information about the Company’s ROIC calculation.
Discontinued Operations
First quarter net earnings from discontinued operations were $18 million, compared with after-tax losses of ($16) million last year. First quarter 2016 net earnings from discontinued operations primarily reflect foreign currency gains on the Company’s net assets.

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Target Corporation Announces First Quarter 2016 Earnings - Page 4 of 5
Certain assets and liabilities of Target’s discontinued operations are based on estimates. The recorded assets include estimated receivables, and the remaining liabilities include accruals for estimated losses related to claims that may be asserted against Target Corporation, primarily under guarantees of certain leases. These estimates involve significant judgment and are based on currently available information, an assessment of the validity of certain claims and estimated payments by the Canada Subsidiaries. These estimates are subject to change, and the Company believes it is reasonably possible that adjustments to these amounts could be material to its results of operations in future periods. Any such adjustments would be recorded in discontinued operations.
Conference Call Details
Target will webcast its first quarter earnings conference call at 9:30 a.m. CDT today. Investors and the media are invited to listen to the call at Target.com/Investors (hover over “company” then click on “events & presentations” in the “investors” column). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CDT today through the end of business on May 20, 2016. The replay number is (855) 859-2056 (passcode: 56082202).
Miscellaneous
Statements in this release regarding second quarter and full-year 2016 earnings per share guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Jan. 30, 2016. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.
In addition to the GAAP results provided in this release, the Company provides Adjusted EPS for the three-month periods ended Apr. 30, 2016, and May 2, 2015. The Company also provides ROIC for the twelve-month periods ended Apr. 30, 2016, and May 2, 2015, respectively, which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between the Company and its competitors. Adjusted EPS, capitalized operating lease obligations and operating lease interest

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Target Corporation Announces First Quarter 2016 Earnings - Page 5 of 5
are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Management believes ROIC is useful in assessing the effectiveness of its capital allocation over time. The most comparable GAAP measure for adjusted diluted EPS is diluted EPS from continuing operations. The most comparable GAAP measure for capitalized operating lease obligations and operating lease interest is total rent expense. Adjusted EPS, capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS and ROIC differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.
About Target
Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,793 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	April 30, 2016	May 2, 2015	Change
Sales	$16,196	$17,119	(5.4)%
Cost of sales	11,185	11,911	(6.1)
Gross margin	5,011	5,208	(3.8)
Selling, general and administrative expenses	3,153	3,514	(10.3)
Depreciation and amortization	546	540	1.2
Earnings from continuing operations before interest expense and income taxes	1,312	1,154	13.7
Net interest expense	415	155	167.1
Earnings from continuing operations before income taxes	897	999	(10.2)
Provision for income taxes	283	348	(18.4)
Net earnings from continuing operations	614	651	(5.8)
Discontinued operations, net of tax	18	(16)
Net earnings	$632	$635	(0.4)%
Basic earnings/(loss) per share
Continuing operations	$1.03	$1.02	0.9%
Discontinued operations	0.03	(0.03)
Net earnings per share	$1.06	$0.99	6.7%
Diluted earnings/(loss) per share
Continuing operations	$1.02	$1.01	0.9%
Discontinued operations	0.03	(0.03)
Net earnings per share	$1.05	$0.98	6.6%
Weighted average common shares outstanding
Basic	598.3	640.9	(6.6)%
Dilutive impact of share-based awards	5.5	5.5	0
Diluted	603.8	646.4	(6.6)%
Antidilutive shares	—	—

Note: Per share amounts may not foot due to rounding.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions)	April 30, 2016	January 30, 2016	May 2, 2015
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents, including short term investments of $2,931, $3,008 and $2,073	$4,036	$4,046	$2,768
Inventory (a)	8,459	8,601	8,108
Assets of discontinued operations	354	322	143
Other current assets (a)	1,099	1,161	2,037
Total current assets	13,948	14,130	13,056
Property and equipment
Land	6,120	6,125	6,135
Buildings and improvements	27,198	27,059	26,636
Fixtures and equipment	5,112	5,347	5,004
Computer hardware and software	2,437	2,617	2,394
Construction-in-progress	242	315	576
Accumulated depreciation	(16,060)	(16,246)	(14,966)
Property and equipment, net	25,049	25,217	25,779
Noncurrent assets of discontinued operations	81	75	464
Other noncurrent assets	830	840	969
Total assets	$39,908	$40,262	$40,268
Liabilities and shareholders’ investment
Accounts payable	$6,391	$7,418	$6,799
Accrued and other current liabilities	3,833	4,236	3,674
Current portion of long-term debt and other borrowings	1,627	815	112
Liabilities of discontinued operations	168	153	64
Total current liabilities	12,019	12,622	10,649
Long-term debt and other borrowings	12,596	11,945	12,585
Deferred income taxes	841	823	1,249
Noncurrent liabilities of discontinued operations	18	18	207
Other noncurrent liabilities	1,889	1,897	1,404
Total noncurrent liabilities	15,344	14,683	15,445
Shareholders’ investment
Common stock	49	50	53
Additional paid-in capital	5,520	5,348	5,170
Retained earnings	7,593	8,188	9,441
Accumulated other comprehensive loss
Pension and other benefit liabilities	(581)	(588)	(452)
Currency translation adjustment and cash flow hedges	(36)	(41)	(38)
Total shareholders’ investment	12,545	12,957	14,174
Total liabilities and shareholders’ investment	$39,908	$40,262	$40,268
Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 593,583,619, 602,226,517 and 638,408,643 shares issued and outstanding at April 30, 2016, January 30, 2016 and May 2, 2015, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at April 30, 2016, January 30, 2016 or May 2, 2015.

(a) At May 2, 2015, $502 million of pharmacy prescription inventory was included in other current assets.

 Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	April 30, 2016	May 2, 2015
Operating activities
Net earnings	$632	$635
Earnings / (losses) from discontinued operations, net of tax	18	(16)
Net earnings from continuing operations	614	651
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	546	540
Share-based compensation expense	35	26
Deferred income taxes	12	18
Loss on debt extinguishment	261	—
Noncash (gains) / losses and other, net	(24)	(19)
Changes in operating accounts:
Inventory	142	180
Other assets	107	138
Accounts payable and accrued liabilities	(1,440)	(757)
Cash provided by operating activities—continuing operations	253	777
Cash (required for) / provided by operating activities—discontinued operations	(6)	834
Cash provided by operations	247	1,611
Investing activities
Expenditures for property and equipment	(285)	(352)
Proceeds from disposal of property and equipment	3	6
Other investments	3	21
Cash required for investing activities—continuing operations	(279)	(325)
Cash provided by investing activities—discontinued operations	—	19
Cash required for investing activities	(279)	(306)
Financing activities
Additions to long-term debt	1,979	—
Reductions of long-term debt	(863)	(14)
Dividends paid	(336)	(333)
Repurchase of stock	(898)	(486)
Prepayment of accelerated share repurchase	—	(120)
Stock option exercises	140	206
Cash provided by / (required for) financing activities	22	(747)
Effect of exchange rate changes on cash and cash equivalents	—	—
Net (decrease) / increase in cash and cash equivalents	(10)	558
Cash and cash equivalents at beginning of period	4,046	2,210
Cash and cash equivalents at end of period	$4,036	$2,768

 Subject to reclassification

TARGET CORPORATION

Segment Results

	Three Months Ended
(millions) (unaudited)	April 30, 2016	May 2, 2015 (a)	Change
Sales	$16,196	$17,119	(5.4)%
Cost of sales	11,185	11,911	(6.1)
Gross margin	5,011	5,208	(3.8)
SG&A expenses (b)	3,142	3,407	(7.8)
EBITDA	1,869	1,801	3.8
Depreciation and amortization	546	540	1.2
EBIT	$1,323	$1,261	4.9%
Note: We operate as a single segment which includes all of our continuing operations, excluding net interest expense and certain other expenses that are discretely managed. Our segment operations are designed to enable guests to purchase products seamlessly in stores, online, or through mobile devices.
(a) Sales and cost of sales include $1,075 million and $862 million, respectively, related to our former pharmacy and clinic businesses. The December 2015 sale of these businesses to CVS had no notable impact on EBITDA or EBIT. The impact of the perpetual operating agreement entered into with CVS at the close of the transaction, as described in our Form 10-K for the fiscal year ended January 30, 2016, is not expected to be material to any individual period.
(b) For the three months ended April 30, 2016 and May 2, 2015, SG&A includes $158 million and $152 million, respectively, of net profit-sharing income under our credit card program agreement.

	Three Months Ended
Segment Rate Analysis (unaudited)	April 30, 2016	May 2, 2015
Gross margin rate	30.9%	30.4%
SG&A expense rate	19.4	19.9
EBITDA margin rate (a)	11.5	10.5
Depreciation and amortization expense rate	3.4	3.2
EBIT margin rate (a)	8.2	7.4
Note: Rate analysis metrics are computed by dividing the applicable amount by sales.
(a) Excluding sales of our former pharmacy and clinic businesses, EBITDA and EBIT margin rates were 11.2 percent and 7.9 percent, respectively, for the three months ended May 2, 2015.

	Three Months Ended
Sales by Channel (unaudited)	April 30, 2016	May 2, 2015 (a)
Stores	96.5%	97.2%
Digital	3.5	2.8
Total	100%	100%
(a) Excluding sales of our former pharmacy and clinic businesses, stores and digital channels sales were 97.0 percent and 3.0 percent of total sales, respectively, for the three months ended May 2, 2015.

	Three Months Ended
Comparable Sales (unaudited)	April 30, 2016	May 2, 2015
Comparable sales change	1.2%	2.3%
Drivers of change in comparable sales
Number of transactions	0.3	0.9
Average transaction amount	0.9	1.4
Selling price per unit	2.9	5.1
Units per transaction	(2.0)	(3.6)
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change (unaudited)	Three Months Ended
	April 30, 2016	May 2, 2015
Stores channel comparable sales change	0.6%	1.5%
Digital channel contribution to comparable sales change	0.6	0.8
Total comparable sales change	1.2%	2.3%
Note: Amounts may not foot due to rounding.

	Three Months Ended
REDcard Penetration (unaudited)	April 30, 2016	May 2, 2015 (a)
Target Debit Card	13.0%	12.0%
Target Credit Cards	10.4	9.4
Total REDcard Penetration	23.4%	21.5%
Note: Amounts may not foot due to rounding.
(a) Excluding pharmacy and clinic sales, total REDcard penetration would have been 22.6 percent for the three months ended May 2, 2015.

Number of Stores and Retail Square Feet (unaudited)	Number of Stores			Retail Square Feet (a)
	April 30, 2016	January 30, 2016	May 2, 2015	April 30, 2016	January 30, 2016	May 2, 2015
170,000 or more sq. ft.	278	278	280	49,688	49,688	50,036
50,000 to 169,999 sq. ft.	1,505	1,505	1,512	189,677	189,677	190,316
49,999 or less sq. ft.	10	9	3	211	174	62
Total	1,793	1,792	1,795	239,576	239,539	240,414
(a)  In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain costs presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies.

Adjusted EPS	Three Months Ended
	April 30, 2016			May 2, 2015
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$1.02			$1.01	0.9%
Adjustments
Loss on early retirement of debt	$261	$159	$0.26	$—	$—	$—
Restructuring costs (a)	—	—	—	103	64	0.10
Other (b)	11	7	0.01	3	2	—
Resolution of income tax matters	—	(2)	—	—	(3)	—
Adjusted diluted earnings per share from continuing operations			$1.29			$1.10	16.5%
Note: Amounts may not foot due to rounding.
(a) Costs related to our corporate restructuring announced during the first quarter of 2015.
(b) For the three months ended April 30, 2016, represents contract termination charges, severance and other costs related to the December 2015 sale of our former pharmacy and clinic businesses to CVS. For the three months ended May 2, 2015, represents costs related to the 2013 data breach.

We have also disclosed after-tax return on invested capital for continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between us and our competitors. We believe this metric provides a meaningful measure of the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently than we do, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	April 30, 2016	May 2, 2015
Earnings from continuing operations before interest expense and income taxes	$5,688	$4,667
+ Operating lease interest (a)(b)	82	90
Adjusted earnings from continuing operations before interest expense and income taxes	5,770	4,756
- Income taxes (c)	1,840	1,575
Net operating profit after taxes	$3,930	$3,181

Denominator (dollars in millions) (unaudited)	April 30, 2016	May 2, 2015	May 3, 2014
Current portion of long-term debt and other borrowings	$1,627	$112	$1,466
+ Noncurrent portion of long-term debt	12,596	12,585	11,315
+ Shareholders' equity	12,545	14,174	16,486
+ Capitalized operating lease obligations (b)(d)	1,367	1,495	1,587
- Cash and cash equivalents	4,036	2,768	677
- Net assets of discontinued operations	249	335	4,573
Invested capital	$23,850	$25,263	$25,604
Average invested capital (e)	$24,556	$25,434

After-tax return on invested capital (f)	16.0%	12.5%
(a) Represents the hypothetical capitalization of our operating leases, using eight times our trailing twelve months rent expense and an estimated interest rate of six percent.
(b) See the following Reconciliation of Capitalized Operating Leases table for the adjustments to our GAAP total rent expense to obtain the hypothetical capitalization of operating leases and related operating lease interest.
(c) Calculated using the effective tax rate for continuing operations, which was 31.9% and 33.1% for the trailing twelve months ended April 30, 2016 and May 2, 2015.
(d) Calculated as eight times our trailing twelve months rent expense.
(e) Average based on the invested capital at the end of the current period and the invested capital at the end of the prior period.
(f) Excluding the net gain on the sale of our pharmacy and clinic businesses, ROIC was 14.0 percent for the trailing twelve months ended April 30, 2016.

Capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is total rent expense. Capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.

Reconciliation of Capitalized Operating Leases	Trailing Twelve Months
(dollars in millions) (unaudited)	April 30, 2016	May 2, 2015	May 3, 2014
Total rent expense	$171	$187	$199
Capitalized operating lease obligations (total rent expense x 8)	1,367	1,495	1,587
Operating lease interest (capitalized operating lease obligations x 6%)	82	90	n/a
Subject to reclassification